Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Clifton Bancorp Inc.

Clifton, New Jersey

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated June 8, 2017, relating to the consolidated financial statements and the effectiveness of Clifton Bancorp Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

December 13, 2017